Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Experts”, “Summary Historical Financial Data”, and “Selected Historical Financial Data” and to the use of our report on the combined financial statements of Invensys Metering Systems dated July 17, 2003, except for Note 19, as to which the date is November 17, 2003, included in the Registration Statement (Form S-4) for the registration of $275,000,000 of 8 5/8% Senior Subordinated Notes due 2013.

/s/	Ernst & Young LLP

Richmond, Virginia

March 15, 2004